Press Release

April 15, 2005

LCNB CORP. REPORTS EARNINGS FOR

THE THREE MONTHS ENDED MARCH 31, 2005

LCNB Corp. today announced earnings of $1,406,000 or $0.42 basic earnings per share for the quarter ended March 31, 2005, compared to $1,662,000 or $0.49 per share for the first quarter of 2004.  Return on average assets for the quarters ended March 31, 2005 and 2004 were 1.09% and 1.32%, respectively.  Return on average equity for the first quarter, 2005 was 10.83%, compared to 12.61% for the first quarter, 2004.

Contributing $350,000 in after-tax gain, or $530,000 on a before-tax basis, to net income for the first quarter, 2004 were gains from the sales of $11.4 million in investment securities and approximately $2.5 million in credit card receivables.  No investment securities were sold during the first quarter, 2005.  LCNB no longer holds credit card receivables in its loan portfolio, but continues to offer credit card products through a marketing agreement with MBNA America.

Net interest income for the first quarter, 2005 was $77,000 or 1.7% greater than for the first quarter, 2004.  The increase was primarily due to growth in LCNB’s loan portfolio, from $318.7 million at March 31, 2004 to $340.6 million at March 31, 2005.

Non-interest income for 2005 was $67,000 greater than for the same period in 2004, excluding the investment security and credit card gains discussed above.  The increase is primarily due to income from bank owned life insurance and to an increase in service charges and fees.  LCNB did not hold bank owned life insurance during the first quarter, 2004.  These increases were partially offset by decreases in trust income, insurance agency income, and gains from sales of mortgage loans.

Non-interest expenses for the first quarter, 2005 was $45,000 greater than for the first quarter, 2004 primarily due to increases in salaries and wages and equipment and occupancy expenses.

Total assets increased $22.3 million, from $501.2 million at March 31, 2004 to $523.5 million at March 31, 2005.  Loans increased $21.9 million and bank owned life insurance increased $10.1 million.  Partially offsetting these increases was a decrease in investment securities of $9.4 million.  The loan growth was primarily due to growth in the real estate mortgage loan and commercial loan portfolios.  Funding the asset growth was a $26.6 million increase in total deposits.  The deposit growth was primarily in NOW accounts and certificate of deposit accounts.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are Lebanon Citizens National Bank, with twenty offices located in Warren, Butler, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.   Additional information about LCNB Corp. and information about products and services offered by Lebanon Citizens National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB Corp. disclaims any intent or obligation to update such forward-looking statements.

LCNB Corp. and Subsidiaries

Financial Highlights

For the Three Months Ended March 31,

(Dollars in thousands, except per share amounts)

%

2005

2004

Change

Condensed Income Statement

Interest income

$6,548

6,358

2.99%

Interest expense

1,975

1,862

6.07%

  Net interest income

4,573

4,496

1.71%

Provision for loan losses

98

90

8.89%

  Net interest income after provision

4,475

4,406

1.57%

Non-interest income

1,715

2,178

-21.26%

Non-interest expense

4,325

4,280

1.05%

  Income before income taxes

1,865

2,304

-19.05%

Provision for income taxes

459

642

-28.50%

  Net income

$1,406

1,662

-15.40%

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Basic earnings per common share

$0.42

0.49

-14.29%

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Dividends per common share

$0.29

0.275

5.45%

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Average shares outstanding

3,326,606

3,373,583

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Selected Balance Sheet Items

Investment securities

$130,502

139,853

-6.69%

Loans

340,551

318,662

6.87%

  Less allowance for loan losses

2,150

2,150

-%

  Net loans

338,401

316,512

6.92%

Total assets

523,476

501,176

4.45%

Total deposits

465,761

439,139

6.06%

Long-term debt

2,121

4,182

-49.28%

Total shareholders’ equity

51,843

53,540

-3.17%

Book value per share

$15.59

$15.88

-1.83%

Shares outstanding at period end

3,325,249

3,372,428

Selected Financial Ratios

Return on average assets

1.09%

1.32%

-17.42%

Return on average equity

10.83%

12.61%

-14.12%

Equity to assets ratio

9.90%

10.68%

-7.30%

Dividend payout ratio

69.05%

56.12%

23.03%

Net interest margin *

4.08%

4.04%

0.99%

*   tax-equivalent basis

Assets Under Management

LCNB Corp. total assets

$523,476

501,176

4.45%

Trust and investments **

182,710

168,649

8.34%

Mortgage loans serviced

45,530

52,856

-13.86%

Business cash management

26,743

27,321

-2.12%

Brokerage accounts **

25,750

14,552

76.95%

Total assets managed

$804,209

764,554

5.19%

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**  at fair market value